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                                                                    EXHIBIT 7.6

WORKING CAPITAL MANAGEMENT(SM) ACCOUNT II AGREEMENT

     This Agreement ("WCMA(R) II Agreement") sets forth the terms and conditions governing the Working Capital Management Account II ("WCMA II") financial service (the "WCMA II Program") to which the undersigned customer (hereinafter the "Customer") is subscribing with MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MLPF&S"). "MLB&T" means Merrill Lynch Bank & Trust Co. "Bank One" means Bank One, Columbus, N.A. "Chase" means The Chase Manhattan Bank, N.A. MLB&T, Bank One and Chase are referred to collectively as "Banks."

It is understood that before the WCMA II Program, as hereinafter described, is provided, it will be necessary: (a) for MLPF&S to open a conventional [ ] Cash Securities Account or [X] Margin Securities Account (please check one) for the Customer (the "Securities Account"). A Merrill Lynch WCMA II Margin Account is known as the WCMA II Investor CreditLine(SM) Service; and (b) for a bank or banks designated by MLPF&S (the "Bank") to open a zero balance account (the "WCMA II Check Account") in connection with which the Customer may request and receive checks ("WCMA II Checks") to be used in conjunction with the WCMA II Program.

For purposes of this WCMA II Agreement, the Customer agrees that "securities and other property" shall include, but not be limited to, money, securities, financial instruments and commodities of every kind and nature and all contracts and options relating thereto, whether for present or future delivery.

The Customer hereby acknowledges that the WCMA II Program will operate substantially as follows, and consents and agrees to the following terms and conditions:

1.       Description of the WCMA II Program

The WCMA II Program is an integrated financial service linking three components: the Securities Account, which, if applicable, also permits the Customer to obtain loans based on the current margin loan value of securities in the Securities Account, no-load money market mutual funds (the "Money Funds") and the WCMA II Check Account.

(a) Securities Account. The Securities Account may be used to purchase and sell securities, including options, on a fully paid basis. If the Securities Account includes the WCMA II Investor CreditLine service, it may also be utilized to purchase and sell securities on credit. The Customer agrees to pay normal brokerage fees for securities transactions in the Securities Account.

(b) CMA Money Funds. The Customer acknowledges receipt of copies of the Prospectuses of the CMA no-load money market mutual funds (the "CMA Funds") which contains a more complete description of the CMA Money Funds, and of the "Merrill Lynch Cash Management Account(R) Program Description for the Working Capital Management(SM) Account," which documents, as amended from time to time, are incorporated herein by reference and made a part hereof.

(c) Money Fund Investments/Deposits. Available free credit balances (i.e., any cash that may be transferred out of the Securities Account without giving rise to interest charges) will be automatically invested in the Money Fund designated by the Customer as its "Primary Money Fund" on each Business Day (as defined below), except as otherwise provided in this WCMA II Agreement with respect to the application of funds to repay advances made, if applicable, from the WCMA II Investor CreditLine, or pay other charges. (The money may be referred to in some documents provided to the Customer as the "Primary Money Account.") Investments in Money Fund shares will be made at their current net asset value under the circumstances described in the Prospectuses of the CMA Money Funds under "Purchase and Redemption of Shares."

Free credit balances will be invested in shares of the Primary Money Fund in the following manner: (i) with respect to (x) the proceeds of sales of securities, (y) deposits made by wire transfer, or (z) dividend or interest receipts on the next Business Day following receipt; and (ii) with respect to deposits from any other source, on the second Business Day following receipt, unless the deposit is made after the cut-off time for such deposits, in which case, on the third Business Day following receipt.

The Customer agrees that its Money Fund shares, may be automatically redeemed to satisfy obligations arising in the Customer's Securities Account, including amounts necessary to satisfy minimum equity requirements.

(d) Securities Transactions. The Customer agrees that under no circumstances shall the WCMA II Check Account be used to purchase shares of the Money Funds or to effect transactions in the Securities Account or other MLPF&S accounts.

2.       WCMA II Availability and Payment Procedures.

For purposes of this WCMA II Agreement, the total of: (i) any available free credit balances in the Securities Account; (ii) the available redemption value of shares of the Customer's Money Funds subject to any delays in availability for redemption of such shares as previously described; and (iii) if applicable, the available margin loan value of the Customer's WCMA II Investor CreditLine service constitutes the Customer's "WCMA II Availability." (WCMA II Availability may be referred to in some documents provided to the Customer as "Purchasing Power.") The Customer's WCMA II Availability is used to determine the total amount available to the Customer for the payment of WCMA II Checks and other transfers of funds. MLPF&S may delay increasing WCMA II Availability for up to 10 business days after the receipt of checks or other negotiable instruments used to reduce any applicable margin loan balance of the Customer's WCMA II Investor CreditLine service account.

(a) WCMA II Check Account. The Customer authorizes MLPF&S to open a WCMA II Check Account for the Customer with the Bank and agrees the WCMA II Checks shall be used solely in conjunction with the WCMA II Program and subject to the terms and conditions of this WCMA II Agreement. The representatives of the Customer designated in WCMA II Check Imprint Instructions (the "Instructions") are authorized to write WCMA II Checks on the Customer's WCMA II Check Account.

The Customer shall, on a continuing basis, be responsible for the care and safekeeping of WCMA II Checks provided by the Bank and shall permit only those persons authorized in the Instructions (which persons are deemed to be the Customer's agents and attorneys-in-fact) to prepare and issue WCMA II Checks on its behalf or to have access to unissued WCMA II Checks. The Customer shall be responsible for any and all losses and damages, direct, indirect or consequential, that arise from or are attributable to the breach of the Customer's undertaking to safeguard its WCMA II Checks. The Customer agrees to notify MLPF&S immediately if it believes or has reason to believe that the Customer's WCMA II Checks have been or may be issued by an unauthorized person.

If the Customer requests that WCMA II Checks be printed with two or more signature lines for counter signature purposes, the Customer agrees that the requirement for more than one signature is for the Customer's internal purposes only, and neither MLPF&S nor the Bank shall have any responsibility or liability for the payment of any check without a counter signature or with an unauthorized counter signature.

(b) Transactions Exceeding WCMA II Availability. If a transaction exceeds the Customer's WCMA II Availability, Chase or any successor to or assign of Chase may accept such transaction as an overdraft and advance funds to MLPF&S or the Banks in the amount exceeding the Customer's WCMA II Availability. Any overdraft, together with any finance charges ["Finance Charge(s)"] incurred, is immediately due and payable to Chase.

In each overdraft statement cycle, Finance Charges are figured by applying a daily periodic rate to the Average Daily Balance of overdrafts and by multiplying the resulting figure by the number of days in that statement cycle. A daily overdraft balance is calculated each day by starting with the beginning balance of amounts owed, adding any new overdrafts, and subtracting any payments or credits received that day and unpaid Finance Charges. The Average Daily Balance is then calculated by adding all of the daily balances of overdrafts in that statement cycle and dividing the total by the number of days in the overdraft statement cycle. Finance Charges accrue from the date Chase accepts an overdraft until the date payment is made.

The Average Daily Balance is multiplied by a Daily Periodic Rate of .049315% (18% Annual Percentage Rate), unless a Customer's address of record is in Colorado, North Carolina, Puerto Rico, or Iowa. If such address is in Colorado, Chase will multiply the Average Daily Balance by a Daily Periodic Rate of .032877% (12% Annual Percentage Rate). If such address is in North Carolina, Chase will multiply the Average Daily Balance by a Daily Periodic Rate of .043836% (16% Annual Percentage Rate).

If such an address is in Puerto Rico, Chase will multiply the Average Daily Balance by a Daily Periodic Rate of .041096% (15% Annual Percentage Rate).

If such address in Iowa, the Daily Periodic Rate that will be applied on overdrafts may vary since it will be determined by applying a variable interest rate which is computed as follows: The interest rate on overdrafts will be the monthly average 10-year constant maturity interest rate of United States government notes and bonds, plus two percentage points. This index may change monthly. If there is a change in the index in any month, the new Daily Periodic Rate will be effective on the first day of the following month. However, in any overdraft statement cycle in which the daily Periodic Rate changes, a client will be charged the lesser of the two Daily Periodic Rates in effect during that statement cycle. Based on this index, as of October 1, 1991 Chase would multiply the Average Daily Balance by a Daily Periodic Rate of .027397% (10.00% Annual Percentage Rate). An increase or decrease in the Daily Periodic Rate to be paid on overdrafts will result in an increase or decrease in the amount owed Chase for overdrafts.

If a Customer's address of record changes to Colorado, North Carolina, Puerto Rico, or Iowa, then, without prior notice, if a new overdraft is incurred after the address changes on our records, Chase will apply the Daily Periodic Rate described above that is applicable in the state moved to, to the entire outstanding balance and to any new overdrafts incurred. If a Customer's address of record is in Colorado, North Carolina, Puerto Rico, or Iowa and then it changes to any state other than one of those states or Puerto Rico, then without prior notice, if a new overdraft is incurred after the address changes on our records, Chase will apply the Daily Periodic Rate of .049315% (18% Annual Percentage Rate) to the entire outstanding balance and to any new overdrafts incurred.

(c) Periodic Overdraft Billing Statement. The Customer will receive a periodic overdraft billing statement from Chase which will detail among other disclosures any overdraft(s) plus Finance Charges on the overdraft(s), payments and credits and the balance due.

(d) Payment Procedure. MLPF&S will promptly, upon receipt or notice, make payment to the Bank for any WCMA II Check transactions, or initiate other transfers on the Customer's behalf to the extent of the Customer's WCMA II Availability. Payments, including without limitation any fees payable in connection with the WCMA II Program, will be made in the following order: first, from any available free credit balances in the Securities Account; second, from the proceeds of redemption of shares of the Customer's Money Funds; and third, from any applicable margin loans up to the available margin loan value of the Customer's WCMA II Investor CreditLine service account.

3.       Termination of the Customer's Subscription to the WCMA II Program.

MLPF&S may terminate the Customer's subscription to the WCMA II Program at any time in its sole discretion. The Customer may terminate its subscription to the WCMA II Program at any time upon notice to MLPF&S. Without limiting MLPF&S's rights in this regard, the deposit of checks followed by the prompt withdrawal of funds, for the primary purposes of earning dividends on Money Fund shares from the time MLPF&S advances funds to the Money Funds for investment on the Customer's behalf until checks so deposited are collected, is inconsistent with the WCMA II Program. MLPF&S may terminate the Customer's subscription to the WCMA II Program if, in its sole judgment, it appears to MLPF&S that the Customer is so acting.

Should the Customer's subscription to the WCMA II Program be terminated, MLPF&S may and is hereby authorized to redeem all shares of the Money Funds owned by the Customer and to direct the liquidation of any securities or commodities, including futures contracts and options thereon or relating thereto, held by MLPF&S on behalf of the Customer, and apply the proceeds thereof to repay any amount payable by the Customer pursuant to this WCMA II Agreement. MLPF&S shall have the right to set off any amount owing under this WCMA II Agreement against any monies due the Customer and any monies held in an account of the Customer with MLPF&S or any of its affiliates.

All rights and remedies of MLPF&S existing at termination of the Customer's subscription to the WCMA II Program shall survive and shall be in addition to all other rights and remedies available at law or in equity.

Upon termination of the Customer's subscription to the WCMA II Program, the Customer shall promptly return all unused WCMA II Checks to MLPF&S. Failure to return such WCMA II Checks to MLPF&S may result in a delay in complying with the Customer's instructions as to the disposition of the proceeds from the redemption of the Customer's Money Fund shares and its Securities Account assets.

4.       Authorization with Respect to Credit Information.

The Customer hereby authorizes MLPF&S and the Banks to obtain and disclose any and all financial and other information relating to the Customer and to each other and to any affiliates of MLPF&S.

5.       Periodic Statements and Notices.

The Customer will receive a statement on a monthly basis from MLPF&S on its own behalf and as agent for the Bank and the Money Funds, which statement will describe transactions relating to the Customer's participation in the WCMA II Program. In no event shall MLPF&S, the Bank, or the Money Funds be responsible for or be bound by clerical or any other errors in any statement that is rendered. The statement of account, as stated, shall be deemed conclusive as to the Customer if not objected to within ten (10) days of mailing. It is therefore understood that the Customer should carefully and promptly review each monthly statement.

Any notices or other communications by MLPF&S to the Customer's address listed herein or to such other address as may be designated from time to time in writing by the Customer, and all notices and other communications so sent by whatever means, shall be deemed to have been given personally to the Customer, upon such sending, whether or not actually received.

6.       Limitations on Liability.

MLPF&S, the Bank and any third party providing services pursuant to this WCMA II Agreement make no representations, warranties or guarantees, express or implied, with respect to the WCMA II Program or any services provided in accordance therewith, except as otherwise set forth in this WCMA II Agreement. In no event shall MLPF&S, the bank, or any third party providing services pursuant to this WCMA II Agreement be liable for lost profits or any special, consequential, or exemplary damages of any nature resulting from the conduct of the WCMA II Program, even if MLPF&S, the Bank, or any such third party has been notified of the possibility of such losses or damages.

7.       Extraordinary Events.

MLPF&S shall have no obligation to provide services in connection with the WCMA II Program when and to the extent that MLPF&S or any party that provides services or facilities to MLPF&S in connection with the WCMA II Program is prevented from doing so by government restrictions, exchange or market rulings, suspension of trading, electronic or telephone failures, labor dispute, war, or any other cause not within MLPF&S's or any such other party's reasonable control.

8.       Miscellaneous

(a) Separability. If any provisions of this WCMA II Agreements are held to be invalid, illegal, void or unenforceable by reason of any law, rule, administrative order, or judicial decision, all other provisions of this WCMA II Agreement shall nevertheless remain in full force and effect.

(b) Joint and Several Liability. If there is more than one Customer signing this WCMA II Agreement, their obligations under this WCMA II Agreement shall be joint and several.




(c) Costs of Collection. To the extent permitted by applicable law, the Customer agrees to pay the reasonable costs and expenses of collection, including attorney's fees, for any unpaid balance in the Securities Account or other amounts owed by the Customer to MLPF&S or the Bank pursuant to this WCMA II Agreement.

(d) Business Day. For purposes of this WCMA II Agreement, "Business Day" means any day on which MLPF&S is open to the public for carrying on substantially all its business functions.

(e) Captions and Headings. Captions and headings of this WCMA II Agreement are not part of this WCMA II Agreement and shall not be considered in its interpretation.

(f) Amendments. The Customer agrees that MLPF&S shall have the right to amend this WCMA II Agreement, by modifying or rescinding any of its existing provisions or by adding any new provisions. Any such amendment shall be effective as of a date to be established by MLPF&S, which shall not be earlier than thirty (30) days after notice of such amendment is sent to the Customer.

(g) Integration. This WCMA II Agreement, together with all other documents incorporated therein by reference or required by MLPF&S in connection herewith constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be modified or altered except by a writing signed by the party or parties against which such modification or alteration is sought to be enforced.

(h) Applicable Rules and Regulations. All transactions in the Securities Account and all WCMA II Margin transactions shall be subject to the constitution, rules, regulations, customs and usages of the exchange or market and its clearing house, if any, on which such transactions are executed by MLPF&S or its agents, including subsidiaries and affiliates of MLPF&S.

Paragraph 9 below applies only if the Customer requests that the Securities Account be established with the WCMA II Investor CreditLine service.

9.       WCMA II Investor CreditLine Service Account.

The WCMA II Margin Account (which may be referred to in some documents provided to the Customer as the "WCMA Investor CreditLine Service") permits the Customer to obtain advances from MLPF&S secured by eligible marginable and exempt securities.

(a) Margin Requirements and Credit Charges. The Customer will maintain such securities and other property in the Securities Account for margin purposes as MLPF&S shall require from time to time; and the monthly debit balance of the Securities Account shall be charged, in accordance with MLPF&S's usual custom, with interest at a rate permitted by the laws of the State of New York. It is understood that the interest charges made to the Customer's Securities Account at the close of a charge period will, unless paid, be added to the opening balance for the next charge period and that interest will be charged upon such opening balance, including all interest so added.

(b) Security Interest. All securities or other property now or hereafter held, carried or maintained by MLPF&S or by any of its affiliates in MLPF&S's possession and control, or in the possession and control of any such affiliate, for any purpose, in or for any account of the Customer, now or hereafter opened, including any account in which the Customer may have an interest, shall be subject to a lien for the discharge of all the indebtedness and other obligations of the Customer to MLPF&S, are to be held by MLPF&S as security for the payment of any liability or indebtedness of the Customer to MLPF&S in any of said accounts. MLPF&S shall have the right to transfer securities and other property so held by MLPF&S from or to any of the accounts of the Customer whenever in its judgment MLPF&S considers such a transaction necessary for its protection. In enforcing its lien, MLPF&S shall have the discretion to determine which securities and property are to be sold and which contracts are to be closed.

(c) Representations as to Beneficial Ownership and Control. The Customer represents that with respect to securities against which margin credit is or may be extended by MLPF&S: (i) the Customer is not the beneficial owner of more than three percent (3%) of the number of outstanding shares of any class of equity securities; and (ii) does not control, is not controlled by, and is not under common control with, the issuer of any such securities. In the event that any of the foregoing representations is inaccurate or becomes inaccurate, the Customer will promptly so advise MLPF&S in writing.

(d) Calls for Additional Collateral Liquidation Rights. (i) MLPF&S, in addition to and not in lieu of any other rights or remedies it may have under this WCMA II Agreement, shall have the right to require additional collateral:

(A) in accordance with its general policies regarding its margin maintenance and requirements, as such may be modified, amended or supplemental from time to time; or

(B) if in its discretion MLPF&S considers it necessary for its protection at an earlier or later point in time than called for by said general policies; or

(C) in the event that a petition in bankruptcy or for an appointment of a receiver is filed by or against the Customer; or

(D)  if an attachment is levied against the accounts of the Customer; or

(E)  in the event of the death or dissolution of the Customer;




  (ii) If the Customer does not provide MLPF&S with additional collateral as MLPF&S may require in accordance with (A) or (B), or should an event described in (C), (D) or (E) occur (whether or not MLPF&S elects to require additional collateral), MLPF&S shall have the right:

(A) to sell any or all securities and other property in the accounts of the Customer with MLPF&S or with any of its affiliates, whether carried individually or jointly with others;

(B) to buy any or all securities and other property which may be short in such accounts; and

(C) to cancel any open orders and to close any or all outstanding contracts.

MLPF&S may exercise any or all of its rights under (ii)(A), (B) and (C) without further demand for additional collateral, or notice of sale or purchase, or other notice or advertisement. Any such sales or purchases may be made at the discretion of MLPF&S on any exchange or other market where such business is usually transacted, or at public auction or private sale and MLPF&S may be the purchaser for its own account. It is understood that the giving of any prior demand or call or prior notice of the time and place of such sale or purchase by MLPF&S shall not be considered a waiver of its right to sell or buy without any such demand, call or notice as herein provided.

(e) Payment of Indebtedness Upon Demand. The Customer shall at all times be liable for the payment upon demand of any debit balance or other obligation owing in any of the accounts of the Customer with MLPF&S and the Customer shall be liable to MLPF&S for any deficiency remaining in any such accounts in the event of the liquidation thereof, in whole or in part, by MLPF&S or by the Customer, and the Customer shall make payment of such obligations upon demand.

(f) Pledge of Securities and Other Property. All securities and other property now or hereafter held, carried or maintained by MLPF&S in its possession or control in any of the accounts of the Customer may be pledged and repledged by MLPF&S from time to time, without notice to the Customer either separately or in common with other such securities and other property, for any amount due in the accounts of the Customer; or for any greater amount, and MLPF&S may do so without retaining in its possession or under its control for delivery a like amount of similar securities or other property.

(g) Lending Agreement. Within the limitations imposed by applicable laws, rules and regulations, MLPF&S is hereby authorized to lend itself, as principal or otherwise, or to others, any securities held by MLPF&S on margin for any accounts of the Customer as collateral therefore either separately or with other securities. It is recognized that any losses or other detriments, or gains or other benefits, arising from any such lending of securities shall not accrue to the account of the Customer.

10.      Representations as to Capacity to Enter Into Agreement.

The Customer represents that no one except the Customer has an interest in the account or accounts of the Customer with MLPF&S. If a natural person, the Customer represents that the Customer is of full age, is not an employee of any exchange, nor of any corporation of which any exchange owns a majority of the capital stock, nor of a member of any exchange, nor of a member firm or member corporation registered on an exchange, nor of a bank, trust company, insurance company or any corporation, firm or individual engaged in the business of dealing either as broker or as principal in securities, bills of exchange, acceptances or other forms of commercial paper. If any of the foregoing representations is inaccurate or becomes inaccurate, the Customer will promptly so advise in writing.

11.      Applicable Laws

This WCMA II Agreement, with respect to all positions of the WCMA II Program, including margin interest charges, shall be governed by and construed in accordance with the laws of the State of New York. The terms of the Customer's Agreement with Chase, including those relating to finance charges, are governed by Federal and New York law. The terms of the Customer's Agreement with Bank One are governed by Ohio law.

12.      Arbitration of Controversies with MLPF&S

         *    Arbitration is final and binding on the parties.

         * The parties are waiving their right to seek remedies in court, including the right to jury trial.

         * Pre-arbitration discovery is generally more limited than and different from court proceedings.

         * The arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

         * The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

The Customer agrees that all controversies which may arise between the Customer and MLPF&S, including, but not limited to, those involving any transaction or the construction, performance, or breach of this or any other agreement between the Customer and MLPF&S, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this agreement shall be conducted only before the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or arbitration facility provided by any other exchange of which MLPF&S is a member, the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board and in accordance with its arbitration rules then in force. The Customer may elect in the first instance whether arbitration shall be conducted before the New York Stock Exchange, Inc., the American Stock Exchange, Inc., other exchanges of which MLPF&S is a member, the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board but if the Customer fails to make such an election, by registered letter or telegrams, addressed to MLPF&S at the office where the Customer maintains the account, before the expiration of five days after receipt of a written request from MLPF&S to make such election, then MLPF&S may make such election. Judgment upon the award of arbitrators may be entered in any court, state or federal, having jurisdiction.






BY SIGNING THIS AGREEMENT, THE UNDERSIGNED CUSTOMER CONSENTS AND AGREES TO ALL OF THE FOREGOING TERMS AND CONDITIONS AND ACKNOWLEDGES (1) THAT, IN ACCORDANCE WITH PARAGRAPH 12 ON PAGE 6, THE CUSTOMER IS AGREEING IN ADVANCE TO ARBITRATE ANY CONTROVERSIES WHICH MAY ARISE WITH MLPF&S; (2) THAT, IF THE ACCOUNT IS BEING ESTABLISHED WITH THE INVESTOR CREDTLINE SERVICE, THEN PURSUANT TO PARAGRAPH 9(g), CERTAIN OF THE CUSTOMER'S SECURITIES MAY BE LOANED TO MLPF&S OR LOANED OUT TO OTHERS, AND (3) RECEIPT OF A COPY OF THIS AGREEMENT.


            R-C Enterprises
- -------------------------------------------
Name of Business


/s/ Eric M. Calabrese, David S. Calabrese
- -------------------------------------------
Signature


Eric M. Calabrese, David S. Calabrese
- -------------------------------------------
Printed Name


General Partner           General Partner
- -------------------------------------------
Title (Examples: Chairman, President,
Vice President, Managing Director, all
General partners, Sole Owner)

Note: If this agreement is with a Partnership, all general partners must sign this page
         (continue below if necessary)

1110 Euclid Ave. #300      Cleveland, OH 44115
- ----------------------------------------------
Address

Partners:

/s/ Steven A. Calabrese
- ------------------------------

/s/ David S. Calabrese
- ------------------------------

/s/ D. J. Calabrese
- ------------------------------

    Steven A. Calabrese
- ------------------------------
General Partner

    David S. Calabrese
- ------------------------------
Co-trustee AJC Trust

    Donna J. Calabrese
- ------------------------------
Co-trustee AJC Trust



Note:    [X] Check here if you want your
         WCMA II account processed to
         request automatic borrowing power
         through the WCMA II Investor
         CreditLine Service.

Fiscal Year End:  12-93